Exhibit 19

[McDonald Investments Logo]

March 21, 2001

CONFIDENTIAL

McDonald Investments Inc. McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114	McDonald Investments Inc., A KeyCorp Company 800 Superior Avenue Cleveland, Ohio 44114-2603
Tel: 216 443-2300

Ladies and Gentlemen:

    You have advised us that you are acting on behalf of SMC Corporation (the "Company") in its consideration of a possible sale of its business, and you have agreed to discuss with us our possible interest in acquiring the Company. As a condition to entering into such discussions, you and the Company have required that we agree to keep strictly confidential all information provided to us with respect to this matter.

    This letter will confirm our agreement with you and the Company to retain in strict confidence all oral or written information furnished to us by or on behalf of the Company, its representatives or agents, whether furnished before or after the date of this letter, and all notes, analyses, compilations, studies or other documents, whether prepared by us or others, which contain or otherwise reflect such information (collectively, "Confidential Information"). For purposes of this agreement, Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of disclosure by us, (ii) was available to us on a non-confidential basis prior to its disclosure by or on behalf of the Company, or (iii) becomes available to us on a non-confidential basis from a source other than the Company or its representatives who is not bound by a confidentiality agreement with the Company, its representatives or its agents or otherwise prohibited from transmitting the information to us by a contractual, legal or fiduciary obligation.

    We will use any Confidential Information only for the purpose of evaluating the proposed transaction and will not use it for any other purpose. Without the specific prior written consent of the Company or as expressly otherwise permitted by the terms hereof, we also will not disclose any Confidential Information to any other person or entity other than our directors, officers, employees and advisors who require such material for the purpose of evaluating the proposed transaction (provided that such persons shall be informed by us of the confidential nature of the Confidential Information and of the fact that its use is subject to the terms of this agreement). We agree to be jointly and severally liable for any breach of this agreement by any of those persons to whom we provide any Confidential Information and we agree to indemnify and hold harmless the Company from any damage, loss, cost or liability, including legal fees, arising out of or resulting from such breach.

    Without the prior written consent of the Company, we and our representatives will not disclose to any person (i) the fact that the Confidential Information has been made available to us or that we have inspected any portion of the Confidential Information, (ii) the fact that any discussions or negotiations are taking place concerning a possible transaction, or (iii) any of the terms, conditions or other facts with respect to any possible transaction, including the status thereof, unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the Company about your intention to make, and the proposed contents of, such disclosure) is, in the opinion of our counsel, required to be made by us in order to satisfy our obligations under applicable United States securities laws.

    In the event that we or our representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or similar process) to disclose any of the Confidential Information, it is agreed that we or such representative, as the case may be, will provide the Company with prompt notice of such request(s) so that it may seek an appropriate protective order or other appropriate remedy and/or waive our compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, we may furnish that portion (and only that portion) of the Confidential Information which, in the written opinion of our counsel, we are legally compelled to disclose and will exercise our best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

    Without the prior written consent of the Company, (i) neither we nor those of our Representatives who are aware of the Evaluation Material and/or the possibility of an Acquisition Transaction will initiate or cause to be initiated any communications with any employee of the Company concerning the Confidential Information or any possible transaction and (ii) none of our directors, officers or employees who are aware of the Confidential Information and/or the possibility of a transaction will, for the two-year period from the date of this letter agreement, solicit or cause to be solicited the employment of or hire any employee of the Company who has not been involuntarily terminated by the Company.

    We agree that, for a period of two years from the date of this agreement, unless such action shall have been specifically invited in writing by the Board of Directors of the Company, neither we nor any of our affiliates or Advisors will, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, participate in or cause or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries, (ii) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules promulgated by the Securities and Exchange Commission) or consents to vote any voting securities of the Company, (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended) with respect to any of the types of matters set forth in (a) above, (c) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board of Directors or policies of the Company, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. We also agree during any such period not to request the Company (or its directors, officers, employees, stockholders or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

    We acknowledge that we are aware, and will advise our representatives, that the federal securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

    If we determine not to proceed with a transaction or upon the written request of the Company, we will promptly deliver to the Company all documents or other materials furnished by the Company to us or our representatives constituting Confidential Information, together with all copies thereof. In the event of such request, all other documents or other matter constituting Confidential Information in our possession or in the possession of our representatives will be destroyed, with any such destruction confirmed by us in writing to the Company.

    We acknowledge that a breach of our obligations hereunder will cause irreparable harm to the Company for which monetary damages are not adequate compensation. Therefore, without prejudice to the rights and remedies otherwise available to it, the Company shall be entitled to equitable relief by way of injunction if we or any of our representatives breach or threaten to breach any of the provisions of this agreement. For such purpose, we hereby consent to jurisdiction of the United States District Court for Oregon and waive any obligation the Company may have to post a bond or other security as a condition to obtaining such injunctive or other equitable relief.

    Although we understand that the Company has endeavored to include in the Confidential Information information known to it which it believes to be relevant for the purpose of our investigation, we acknowledge that neither you, the Company nor its agents or its representatives makes any representation or warranty as to the accuracy or completeness of the Confidential Information. We agree that neither you, the Company nor its agents or its representatives shall have any liability to us or any of our representatives resulting from the use of the Confidential Information by us or such representatives. Only those representations and warranties that may be made to us or our affiliates in a definitive written agreement for a proposed transaction, when, as and if executed and subject to such limitations and restrictions as maybe specified therein, shall have any legal effect, and we agree that if we determine to engage in a transaction such determination will be based solely on the terms of such written agreement and on our own investigation, analysis and assessment of the business to be acquired.

    We acknowledge that the Company reserves the right to reject any and all offers to acquire the Company.

    This letter constitutes the entire agreement of the parties with respect to the subject matter hereof. The agreements set forth herein may be modified or waived only by a separate writing signed by the Company and us expressly so modifying or waiving such agreements. Except as otherwise provided herein, the rights and obligations provided by this agreement shall expire on the third anniversary of the date first above written.

    We further understand and agree that no failure or delay by the Company or McDonald in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

    This agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the conflict of laws or provisions thereof. We agree and consent to personal jurisdiction and service and venue in any federal or state court within the State of Oregon having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or related to this agreement.

    If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our Agreement with respect to the subject matter hereof.

Very truly yours,
/s/ Raj Trikha
By	/s/ Kay Toolson
on behalf of Monaco Coach Corp.

Confirmed and agreed to as of the date first above written:
McDONALD INVESTMENTS INC. (Individually and as agent for SMC Corporation)
By:	/s/ Raj Trikha
Name: Raj Trikha Title: Managing Director